Exhibit 99.1

Moleculin Receives Positive FDA Feedback on Pediatric Study Plan for Annamycin in Children with R/R AML

Annamycin aims to eliminate cardiotoxicity associated with anthracyclines used to treat about 60% of all children with cancer

FDA recommends inclusion of patients as young as 6 months – younger than Moleculin had proposed – to be allowed in the pediatric clinical study

Enrollment and dosing are ongoing in pivotal, adaptive design Phase 3 MIRACLE trial of Annamycin in adult patients with R/R AML; Initial data readout is on track for the second half of 2025

HOUSTON, June 18, 2025 — Moleculin Biotech, Inc., (Nasdaq: MBRX) (“Moleculin” or the “Company”), a late-stage pharmaceutical company with a broad portfolio of drug candidates targeting hard-to-treat cancers and viral infections, today announced it has received a written response from the Office of Oncologic Diseases - Pediatric Oncology, of the U.S. Food and Drug Administration (FDA) regarding the Company’s Initial Pediatric Study Plan (iPSP), which was submitted after a June 2024 end-of-phase 1/2 meeting. The FDA has agreed to a single pediatric approval study in which Annamycin (also known as naxtarubicin) in combination with Cytarabine (also known as “Ara-C” and for which the combination of Annamycin and Ara-C is referred to as “AnnAraC”) will be evaluated as second line therapy in pediatric patients with relapsed/refractory acute myeloid leukemia (R/R AML), a form of cancer.

“We continue to be encouraged by the potential of Annamycin to change the game when it comes to the most prevalent cancer therapies in use today. This is particularly important in pediatric oncology, where about 60% of children with cancer are treated with anthracyclines that present a high risk of causing heart damage. An independent expert’s review of study data has shown no cardiotoxicity to date in 84 adult patients treated with Annamycin, which is why we’re excited about moving forward in young children with cancer. Receiving this written feedback from FDA is a crucial step in the development of Annamycin for pediatric use and provides us with helpful insight as we continue to prepare for the launch of a pediatric trial, planned for the second half of 2027,” said Walter Klemp, Chairman and CEO of Moleculin. “As our team works to address and implement FDA’s feedback on our iPSP, we remain focused on the successful execution of our ongoing MIRACLE trial of AnnAraC in adult patients with R/R AML and look forward to initial data from that trial later this year.”

As part of the iPSP, Moleculin proposed a single-arm study evaluating pharmacokinetics (PK), efficacy, and safety of AnnAraC in patients between 2 and 16 years of age. The FDA response calls for including patients from 6 months of age and older, with no minimum number of patients between 6 months and 2 years old. FDA also clarified that drug concentration exposure and safety profile that are comparable would allow extrapolation from efficacy in adults. Importantly, FDA said Moleculin would be able to start the pediatric trial before having the full two years of follow-up data from the adult trial.

Moleculin is in the process of updating its iPSP to incorporate FDA’s recommendations and intends to submit the revised plan to FDA later this quarter. Moleculin expects to initiate pediatric clinical study in the second half of 2027.

The Company is currently evaluating AnnAraC for the treatment of adult patients with R/R AML in the pivotal, adaptive Phase 3 MIRACLE trial (MB-108). This “MIRACLE” trial (derived from Moleculin R/R AML AnnAraC Clinical Evaluation) is a global trial, including sites in the US, Europe and the Middle East. Patient dosing has commenced, and the initial data readout is on track for the second half of 2025. For more information about the MIRACLE trial, visit clinicaltrials.gov and reference identifier NCT06788756

FDA has granted Annamycin Fast Track Status and Orphan Drug Designation for treating relapsed or refractory acute myeloid leukemia, and an additional Orphan Drug Designation for treating soft tissue sarcoma. The European Medicines Agency (EMA) has also granted Orphan Drug Designation for the treatment of relapsed or refractory acute myeloid leukemia.

About Moleculin Biotech, Inc.

Moleculin Biotech, Inc. is a Phase 3 clinical stage pharmaceutical company advancing a pipeline of therapeutic candidates addressing hard-to-treat tumors and viruses. The Company’s lead program, Annamycin, is a next-generation highly efficacious and well tolerated anthracycline designed to avoid multidrug resistance mechanisms and to eliminate the cardiotoxicity common with currently prescribed anthracyclines. The non-proprietary name for Annamycin is naxtarubicin. Annamycin is currently in development for the treatment of relapsed or refractory acute myeloid leukemia (AML) and soft tissue sarcoma (STS) lung metastases. Company discussions regarding Annamycin’s lack of cardiotoxicity reflect the following: 1) Annamycin was designed to be non-cardiotoxic; 2) Preclinical studies have demonstrated Annamycin lacks cardiotoxicity as compared to a currently prescribed anthracycline; and, 3) An independent expert’s conclusions after analyzing the data from 84 subjects treated with Annamycin in five clinical studies conducted in the US and in Europe.

The Company has begun the MIRACLE (Moleculin R/R AML AnnAraC Clinical Evaluation) Trial (MB-108), a pivotal, adaptive design Phase 3 trial evaluating Annamycin in combination with cytarabine for the treatment of relapsed or refractory acute myeloid leukemia. Following a successful Phase 1B/2 study (MB-106), with input from the FDA, the Company believes it has substantially de-risked the development pathway toward a potential approval for Annamycin for the treatment of AML. This study is subject to appropriate future filings with potential additional feedback from the FDA and foreign regulators.

Moleculin is also developing WP1066, an Immune/Transcription Modulator capable of inhibiting p-STAT3 and other oncogenic transcription factors while also stimulating a natural immune response, targeting brain tumors, pancreatic and other cancers. The Company also is developing a portfolio of antimetabolites, including WP1122 for the potential treatment of pathogenic viruses, as well as certain cancer indications.

For more information about the Company, please visit www.moleculin.com and connect on X, LinkedIn and Facebook.

Forward-Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements in this press release include, without limitation, the timing of the initiation of the pediatric clinical study. Moleculin will require significant additional financing, for which the Company has no commitments, in order to conduct its clinical trials as described in this press release, and the milestones described in this press release assume the Company’s ability to secure such financing on a timely basis. Although Moleculin believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Moleculin has attempted to identify forward-looking statements by terminology including ‘believes,’ ‘estimates,’ ‘anticipates,’ ‘expects,’ ‘plans,’ ‘projects,’ ‘intends,’ ‘potential,’ ‘may,’ ‘could,’ ‘might,’ ‘will,’ ‘should,’ ‘approximately’ or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under Item 1A. “Risk Factors” in our most recently filed Form 10-K filed with the Securities and Exchange Commission (SEC) and updated from time to time in our Form 10-Q filings and in our other public filings with the SEC. Any forward-looking statements contained in this release speak only as of its date. We undertake no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

Investor Contact:
JTC Team, LLC

Jenene Thomas

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MBRX@jtcir.com